Exhibit 99.1

Press Release May 24, 2021	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Names Mark D. Millett as

Chairman of the Board

FORT WAYNE, INDIANA, May 24, 2021 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that Mark D. Millett, a Company founder and its President and Chief Executive Officer, will also serve as the Chairman of the Board, effective immediately. Pursuant to the Company’s corporate governance policies, Keith E. Busse, also a Company founder, has stepped down as the Chairman of the Board to ensure an orderly transition of board leadership, and remains a director based on the results of the Company’s 2021 Annual Meeting of Shareholders held May 19, 2021. Mr. James C. Marcuccilli will remain the Company’s lead independent director.

“Mark has done a tremendous job leading the Company,” stated Mr. Busse. “He has a clear strategic vision for Steel Dynamics and has demonstrated effective execution of this strategy. I believe Mark and the Steel Dynamics team will propel the Company forward through the next stage of growth. I am pleased to remain a director of the Board and to continue to participate in the great strides and opportunities we expect for the future.”

“On behalf of the Board of Directors, we would like to sincerely thank Keith for his contributions and valuable insights while serving since inception as our Chairman of the Board,” added Mark D. Millett, President and Chief Executive Officer. “His expertise in the industry, multitude of business relationships and wise judgment have been instrumental in guiding Steel Dynamics through many business and developmental milestones. I look forward to continuing to work closely with Keith as a director of our Board.”

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.